FINAL EXECUTION COPY

ASSET CONTRIBUTION AND EXCHANGE AGREEMENT

dated as of February 21, 2006

by and between

NOVAMED ACQUISITION COMPANY, INC.,

NOVAMED OF DALLAS, INC.,

PRESTON PLAZA SURGERY CENTER, LLP

AND

ITS PARTNERS

i

ASSET CONTRIBUTION AND EXCHANGE AGREEMENT

THIS ASSET CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is dated effective as of 12:01 a.m. on February 21, 2006 (the “Closing Date”), by and among NovaMed Acquisition Company, Inc., a Delaware corporation (“NovaMed”), NovaMed of Dallas, Inc., a Delaware corporation (“NOD,” together with NovaMed, “Buyer”), Preston Plaza Surgery Center, LLP, a Texas limited liability partnership (“Seller”), Cataract and Laser Center Partners, L.L.C., a Delaware limited liability company d/b/a Ambulatory Surgical Centers of America, a partner of Seller (“ASCOA”), and each of the other partners of Seller listed on Exhibit 1 (the “Physician Partners,” together with ASCOA, the “Partners”). Certain capitalized terms have the meanings provided in Section 13.1.

RECITALS

A. Seller is engaged in the business of owning and operating a licensed ambulatory surgery center located at 17950 Preston Road, Suite 75, Dallas, Texas 75252 (the “Business”). The Partners own all of the equity interests in Seller.

B. Pursuant to the terms hereof, immediately prior to the Closing (as defined herein), Seller will transfer substantially all of its assets, and certain liabilities described herein, to a newly formed Delaware limited partnership, NovaMed Surgery Center of Dallas, LP (the “New LP”) in exchange for a ninety-nine percent (99%) partnership interest in the New LP, as a limited partner. ASCOA, one of the Partners, after an exchange with Seller, will initially own a one percent (1%) partnership interest in the New LP, as general partner, and the Seller will own a ninety-nine percent (99%) interest in New LP as limited partner (such partnership interests in the New LP to be referred to herein as the “Partnership Interests”).

C. As a condition precedent to Closing, Seller must satisfy certain conditions as described in this Agreement.

D. At Closing, (i) Seller desires to transfer to NovaMed, and NovaMed desires to acquire from Seller, sixty-four percent (64%) of the New LP’s Partnership Interests in exchange for the LP Purchase Price (as defined herein) and (ii) ASCOA desires to transfer to NOD, and NOD desires to acquire from ASCOA, ASCOA’s one percent (1%) Partnership Interest in exchange for the GP Purchase Price (as defined herein), all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.
CONTRIBUTION OF ASSETS TO NEW LP AND OTHER PRE-CLOSING COVENANTS

1.1.  Formation of the New LP. Prior to the Closing, the New LP shall be formed pursuant to the Certificate of Limited Partnership in the form attached hereto as Exhibit 1.1-1.

1.2.  Transfer of Assets to New LP. Immediately prior to the Closing, and as a condition precedent to the transactions contemplated herein, Seller will transfer (the “New LP Asset Transfer”) to New LP all of the Assets, free and clear of all Liens, in exchange for its ninety-nine percent (99%) Partnership Interest as a limited partner. As of the Closing, the assets contributed into the New LP as set forth herein will consist of all of the assets and property necessary to conduct the Business (the “Assets”), including, without limitation, the following (except to the extent that any of the following are designated as Excluded Assets in Section 1.3 below):

(a)  all inventory and supplies with respect to the Business (collectively, the “Inventory”);

(b)  all of the tangible and intangible personal property with respect to the Business, including, without limitation, machinery, equipment, fixtures, phone numbers (to the extent assignable), computer hardware and software that are listed on Schedule 1.2(b) (collectively, the “Personal Property”);

(c)  all prepaid expenses relating to the Business set forth on Schedule 1.2(c);

(d)  all contract rights with respect to those Material Contracts identified as Assumed Contracts on Schedule 4.9 (collectively, the “Assumed Contracts”), purchase orders, licenses and leases pertaining to the Business, including all leasehold improvements, rights under any restrictive covenants accruing to the benefit of the Business and any provider agreements relating to the operation of the Business;

(e)  all names and tradenames of Seller and the Business, including, without limitation, “Preston Plaza Surgery Center” and all derivations thereof;

(f)  all records, files and papers primarily pertaining to the Business, including general business records, accounting records and Medical Records;

(g)  all Permits, licenses and certificates of need (to the extent assignable) relating to the operation of the Business;

(h)  all causes of action, claims, warranties, guarantees, refunds, rights of recovery and set-off of every kind and character, to the extent relating to the Assets or the Business;

(i)  all casualty insurance and warranty proceeds of Seller received after the Closing Date with respect to damage to, nonconformance of, or loss to, the Assets;

(j)  to the extent permitted by law, all accounts receivable or other rights to receive payment owing to Seller (the “Accounts Receivable”);

(k)  all rights to the security deposit of $26,026 being held by the lessor of the Leased Real Property; and

(l)  all of the goodwill of and associated with the Business.

To the extent any personal property, inventory, supplies, equipment and contracts owned by a Partner or any of Seller and Partners’ respective Affiliates are primarily used in, or are necessary for the continued conduct of the Business, and would otherwise be deemed Assets, then Seller or such Partner will cause such party to contribute such assets and property to Seller for contribution to the New LP, free and clear of all Liens, prior to the Closing Date.

1.3.  Excluded Assets. Notwithstanding anything to the contrary contained herein, the Assets do not include the following (collectively, the “Excluded Assets”):

(a)  Seller’s rights under this Agreement, including the consideration paid to Seller pursuant to this Agreement, and Physician Partners’ rights under the Partnership Agreement (as hereinafter defined);

(b)  the tax records relating to the Business and all other records of the Seller not related to the development or operation of the Business;

(c)  Employee Benefit Plans relating to the employees of the Business and any and all rights therein or in the assets thereof;

(e)  all Material Contracts not identified as Assumed Contracts on Schedule 4.9;

(f)  all cash-on-hand and cash equivalents as of the Closing Date;

(g)  all personal effects of Seller or any Partner not used in connection with the operation of the Business as specified in Schedule 1.3(g);

(h)  all rights under insurance policies and insurance payments covering insured liabilities which are not New LP Assumed Liabilities (as defined in Section 1.4 below); and

(i)  any and all refunds, rebates, or other amounts paid to Seller relating to the termination or cancellation by Seller of any insurance policies owned by Seller.

1.4.  Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or in any Transaction Document, and regardless of whether such liability is disclosed in this Agreement, in any of the Transaction Documents or on any Schedule or Exhibit hereto or thereto, the New LP will not assume, agree to pay, perform and discharge or in any way be responsible for any debts, liabilities or obligations of the Business, Seller, Partners or any of their respective Affiliates of any kind or nature whatsoever, arising out of, relating to, resulting from, or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with the Business, the Assets, Seller or any Partner existing, arising or occurring on or prior to the Closing Date, including, without limitation, any liabilities or obligations relating to or arising from the Excluded Assets (the “Excluded Liabilities”). Notwithstanding the foregoing, Seller will contribute into New LP, and New LP will assume and thereafter pay and fully satisfy when due, all liabilities and obligations: (a) which arose prior to the New LP Asset Transfer and represent normal and current trade payables incurred by Seller in connection with the operation of the Business in the ordinary course of business, consistent with past custom and practice, and are specifically set forth on Schedule 1.4(a) (“Accounts Payable”); (b) the other accrued liabilities of Seller which have been incurred in the ordinary course of business, consistent with past custom and practice and which are specifically set forth on Schedule 1.4(b) (“Accrued Liabilities”); and (c) first arising after the New LP Asset Transfer under any Assumed Contract (except for any liability or obligation arising from any breach or failure to perform under any of the foregoing prior to the Closing Date) (all such liabilities and obligations to be so contributed into, and assumed by, the New LP being collectively referred to herein as the “New LP Assumed Liabilities”).

1.5.  Satisfaction of Liabilities. Excluding the New LP Assumed Liabilities, Seller agrees to satisfy all liabilities of Seller relating to the Business prior to the New LP Asset Transfer or as soon as is reasonably practicable thereafter, which liabilities include, without limitation:

(a)  all payroll expense and other compensation due and owing Seller’s employees for the period preceding the Closing Date (excluding any paid time off or other employee-related accruals to the extent they are included in Accrued Liabilities); and

(b)  all Taxes, including payroll taxes, sales taxes and income taxes accrued up to the New LP Asset Transfer (but excluding any such Taxes to the extent they are included in Accrued Liabilities).

ARTICLE II.
SALE OF PARTNERSHIP INTERESTS TO NOVAMED AND NOD

2.1  Sale of Limited Partnership Interests. The Partnership Interests held by Seller are as a limited partner of New LP. In reliance upon the representations and warranties of NovaMed contained herein, receipt of the LP Purchase Price (as defined in Section 3.1 below) and on the terms and conditions hereinafter set forth, Seller hereby agrees to sell, assign, transfer, convey and deliver to NovaMed at the Closing, free and clear of all Liens, all of Seller’s right, title and interest in and to sixty-four percent (64%) of the New LP’s issued and outstanding Partnership Interests (the “Transferred LP Interests”). In reliance upon the representations and warranties of Seller and Partners contained herein, and on the terms and conditions hereinafter set forth, NovaMed hereby agrees to purchase the Transferred LP Interests from Seller for the LP Purchase Price set forth in Article III hereof.

2.2  Sale of General Partnership Interests. The Partnership Interests held by ASCOA are as a general partner of New LP. In reliance on the representations and warranties of NOD contained herein, receipt of the GP Purchase Price (as defined in Section 3.1 below) and on the terms and conditions hereinafter set forth, ASCOA hereby agrees to sell, assign, transfer, convey and deliver to NOD at the Closing, free and clear of all Liens, all of ASCOA’s right, title and interest in and to one percent (1%) of the New LP’s issued and outstanding Partnership Interests (the “Transferred GP Interests,” together with the Transferred LP Interests, the “Transferred Interests”). In reliance upon the representations and warranties of Seller and Partners contained herein, and on the terms and conditions hereinafter set forth, NOD hereby agrees to purchase the Transferred GP Interests from ASCOA for the GP Purchase Price set forth in Article III hereof.

2.3 Ownership of New LP following Transactions. As a result of the sales described in this Article II, NovaMed will own 64% of the Partnership Interests in the New LP, as a limited partner, Seller will initially own 35% of the Partnership Interests, as a limited partner, and NOD will own 1% of the Partnership Interests, as the general partner of the New LP. Immediately following this transaction, Seller will distribute its Partnership Interests to certain of the Partners, resulting in such individual Partners owning 35% of the overall Partnership Interests in the manner set forth on Schedule 2.3. In addition, Seller will distribute the LP Purchase Price to the Partners as agreed to by the Partners and in the manner set forth on Schedule 2.3.

ARTICLE III.
 CONSIDERATION AND MANNER OF PAYMENT

3.1.  Purchase Price. The purchase price for the Transferred LP Interests (the “LP Purchase Price”) shall be Twelve Million and No/100 Dollars ($12,000,000), and the purchase price for Transferred GP Interests shall be Four Hundred Fifty Thousand and No/100 Dollars ($450,000) (the “GP Purchase Price,” together with the LP Purchase Price, the“Purchase Price”).

3.2.  Payment of Purchase Price. At the Closing: (a) NovaMed will pay to Seller an amount equal to the LP Purchase Price; and (b) NOD will pay to ASCOA an amount equal to the GP Purchase Price, all by wire transfer of immediately available funds to Seller and ASCOA’s respective designated bank accounts, according to the wire transfer instructions attached as Exhibit 3.2.

ARTICLE IV.
 SELLER’S AND PARTNERS’ REPRESENTATIONS AND WARRANTIES

Each of Seller and Partners hereby represents and warrants, jointly and severally, to Buyer as of the Closing Date, as follows:

4.1.  Seller’s Organization, Good Standing and Authority. Seller is a limited liability partnership duly organized, validly existing and in good standing under Texas law. Each of Seller and Partners has full capacity, power, right and authority to enter into and perform their respective obligations under this Agreement and each of the Transaction Documents to which each of them is a party. This Agreement and each of the Transaction Documents to which each is a party have been duly executed and delivered by each of Seller and Partners, and constitute the valid and binding obligations of Seller and Partners, enforceable against them in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the availability of equitable remedies.

4.2.  Assets. Seller has full power and authority to carry on the Business as it is now being conducted and to own and hold under lease the properties and assets it now owns or holds under lease. The Assets constitute all tangible or intangible property, rights and assets necessary for the conduct by Seller of the Business as conducted during the twelve months preceding the Closing Date and, to the knowledge of Seller, there is no immediate need to acquire or replace any material assets, outside the ordinary course of business. Seller has good and marketable title to the Assets, in each case free and clear of any and all Liens. Upon consummation of the transactions contemplated by this Agreement, Seller will have conveyed, and the New LP will be vested with, good and marketable title to the Assets, free and clear of all Liens. All of the Assets that are personal property are in operable condition and repair, normal wear and tear expected, and none of such property requires any repair or replacement except for maintenance in the ordinary course of business. Except as set forth on Schedule 4.2, none of the Assets are held under any lease, security agreement, conditional sales contract or other title retention or security agreement is located other than at the Facility or are encumbered by any other liens.

4.3.  Approvals. Except as set forth on Schedule 4.3, no consent, approval, order or authorization of, or registration, declaration, notice or filing with, any national, state, provincial, local, governmental, judicial, public, quasi-public or administrative authority or agency (collectively, “Governmental Authority”) or other Person is required to be made or obtained by Seller or any Partner in connection with the authorization, execution, delivery and performance of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby and thereby.

4.4.  Partnership Interests.

(a)  Transferred LP Interests. Immediately prior to the Closing Date, Seller will be the only record and beneficial holder of the Transferred LP Interests. Seller has good and marketable title to the Transferred LP Interests free and clear of all Liens, and has full right, power and authority to transfer the Transferred LP Interests to NovaMed as provided herein, without obtaining the consent of any third party (other than the general partner of the New LP, as set forth in the terms and conditions of the Partnership Agreement). Upon consummation of the transactions contemplated herein, Seller shall have transferred good and marketable title to the Transferred LP Interests free and clear of all Liens. Immediately prior to Closing, the Partners own one hundred percent (100%) of the equity interests of Seller.

(b)  Transferred GP Interests. Immediately prior to the Closing Date, ASCOA will be the only record and beneficial holder of the Transferred GP Interests. ASCOA has good and marketable title to the Transferred GP Interests free and clear of all Liens, and has full right, power and authority to transfer the Transferred GP Interests to NOD as provided herein, without obtaining the consent of any third party (other than the general partner of the New LP, as set forth in the terms and conditions of the Partnership Agreement). Upon consummation of the transactions contemplated herein, ASCOA shall have transferred good and marketable title to the Transferred GP Interests free and clear of all Liens.

4.5.      Financial Statements. Seller has previously delivered to Buyer (a) audited financial statements of Seller for the years ending December 31, 2003, December 31, 2004 and December 31, 2005, consisting of an income statement and balance sheet (“Financial Statements”). Except as set forth on Schedule 4.5, each of the Financial Statements (a) has been prepared in accordance with GAAP; (b) is true, complete and correct in all material respects as of the respective dates and for the respective periods above stated; (c) fairly presents in all material respects the financial position of Seller at such dates and the results of its operations for the periods ended on such dates; and (d) is consistent with Seller’s books and records.

4.6.      Absence of Undisclosed Liabilities. Neither Seller nor any Partner, with respect to the Business, has any material debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into at or prior to the Closing, or any transaction, series of transactions, action or inaction at or prior to the Closing, or any state of facts or condition existing at or prior to the Closing (regardless of when such liability or obligation is asserted), including but not limited to guarantees, liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except (a) to the extent specifically reflected and accrued for or reserved against in the Financial Statements, or (b) for liabilities specifically delineated on Schedule 4.6.

4.7.      Inventory. All of the Inventory is usable in the ordinary course of business, is fully paid for and not subject to consignment or conditional sales arrangements and no material portion of the Inventory is obsolete or damaged.

4.8.      Taxes. Seller has filed all Tax Returns on a timely basis that it is required to have filed (as of the Closing Date) in connection with the operation of the Business, and such returns are true, complete and correct. Seller has paid all Taxes, interest and penalties, if any, reflected on such Tax Returns or otherwise due and payable by them, unless such taxes are being contested in good faith. Any deficiencies proposed as a result of any governmental audits of such Tax Returns have been paid or settled, and there are no present disputes as to Taxes payable by Seller in connection with the operation of the Business. With respect to all amounts of Taxes imposed on Seller for which Seller is or could be liable with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws and agreements have been fully complied with, and all such amounts required to be paid by Seller to taxing authorities or others on or before the Closing Date have been paid, or have been fully accrued for or fully reserved against on the Financial Statements, unless such taxes are being contested in good faith. No issues have been raised and are currently pending by any taxing authority in connection with any of the Tax Returns. No waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from the Partners or Seller. There are no Liens for Taxes (other than current taxes not yet due and payable) upon any asset of Seller. Seller is not a party to any Tax-indemnity, Tax-sharing, Tax allocation or other similar agreements or arrangements.

4.9.      Material Contracts. Schedule 4.9 is a correct and complete list of every material written contract, agreement, relationship or commitment, every material oral contract, commitment, agreement or relationship, to which Seller or any Partner is a party or by which Seller or any Partner is bound, as they relate to the Business (the “Material Contracts”), correct and complete copies of which previously have been furnished to Buyer. Except as set forth on Schedule 4.9, neither Seller nor any Partner is in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by such party, under any Material Contract and, to the knowledge of Seller or any Partner, no event has occurred which with the giving of notice or the passage of time or both would constitute such a default by any party to any such Material Contract.

4.10.      Real Property. As it relates to the Business, Seller does not own any real property. Seller has a valid leasehold interest in the real property which it holds under the lease described in Schedule 4.10 (collectively, the “Leased Real Property”), free and clear of all Liens, except for Liens for current property taxes not yet due and payable. The Leased Real Property constitutes all real properties used or occupied by Seller in connection with the Business or reflected on the Financial Statements. Upon execution of the Lease Assignment (as hereinafter defined), the New LP will have a valid leasehold interest in the Leased Real Property, which leasehold interest will be free and clear of all Liens, except for Liens created by the New LP. With respect to the Leased Real Property: (a) Seller has all easements and rights necessary to conduct the Business; (b) no portion thereof is subject to any pending or, to the knowledge of Seller or any Partner, threatened condemnation proceeding or proceeding by any public authority; (c) the buildings, plants and structures, including heating, ventilation and air conditioning systems, roof, foundation and floors, are in good operating condition and repair, subject only to ordinary wear and tear, and are not in violation of any zoning or other Rules; (d) to the knowledge of Seller or any Partner, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; and (e) the Leased Real Property is supplied with utilities and other services necessary for the operation of the Business.

4.11.  Litigation. Except as set forth on Schedule 4.11, there are no claims, counterclaims, actions, suits, orders, proceedings (arbitration, mediation or otherwise), investigations or judgments pending or, to the knowledge of Seller or any Partner, threatened against or involving Seller, the Business or, with respect to the Business, any Partner, or relating to the transactions contemplated hereby, at law or in equity, in any court or agency, or before or by any Governmental Authority, nor, to the knowledge of Seller or any Partner, are there any facts, conditions or incidents that could be reasonably expected to result in any such actions, suits, proceedings (arbitration, mediation or otherwise) or investigations. Except as set forth on Schedule 4.11, neither Seller nor any Partner is subject to any judgment, order or decree of any court or Governmental Authority. None of the matters set forth on Schedule 4.11 could result in any Material Adverse Effect on Seller, the Assets, the Business or New LP.

4.12.  Compliance with Applicable Laws; Permits.

(a)  Each of Seller and Partners, in their conduct of the Business, has complied, in all material respects, with applicable federal, state and local laws and the rules and regulations of all Governmental Authorities having authority over them, including, without limitation, agencies concerned with occupational safety, environmental protection, employment practices, Fraud and Abuse Laws and Medicare and Medicaid requirements applicable to the Partners’ and Seller's billing procedures (except denials of claims in the ordinary course of business). Neither Seller nor any Partner has received any notice of Seller’s violation of any such rules or regulations, whether corrected or not, within the last five (5) years. Seller is eligible to receive payment under Titles XVIII and XIX of the Social Security Act. Seller has timely and accurately filed all requisite reports, returns, data, and other information required by all Governmental Authorities which control, directly or indirectly, any of Seller’s activities to be filed with any commissions, boards, bureaus, and agencies and has paid all sums heretofore due with respect to such reports and returns, unless such sums are being disputed in good faith. No such report or return has been inaccurate, incomplete or misleading. Seller has timely and accurately filed all requisite reimbursable claims and other reports required to be filed or otherwise filed in connection with all state and federal Medicare and Medicaid programs in which Seller participates that are due on or before the Closing Date and which relate to services provided on or before the Closing Date, and Seller has not billed for any services that were not provided at the Facility. There are no claims pending or, to the knowledge of Seller or any Partner, threatened before any authority, including without limitation any intermediary, carrier, or other state or federal agency with respect to any Medicare and Medicaid claim filed by Seller on or before the Closing Date, or program compliance matters. Except for routinely scheduled Medicare and Medicaid program participation and certification surveys pursuant to Seller’s Medicare and Medicaid contracts and filings, no valid program integrity review related to Seller has been conducted by any authority in connection with the Medicare or Medicaid programs and no such review is scheduled, pending, or to the knowledge of Seller or any Partner, threatened against or affecting Seller, the Business, the Facility, or the consummation of the transactions contemplated hereby.

(b)  Seller holds all the permits, licenses, certificates of need and other approvals of Governmental Authorities necessary or material for the current conduct, ownership, use, occupancy and operation of the Business and the Leased Real Property, including, without limitation, those identified on Schedule 4.12(b) (“Permits”). Seller is in compliance in all material respects with such Permits, all of which are in full force and effect, and Seller has not received any notices (written or oral) to the contrary. All of the Permits are in good standing, and to Seller’s knowledge, no suspension, cancellation or adverse action is threatened against the Permits, and there is no basis for believing that any Permits will not be renewed upon expiration.

4.13.  Transaction Not a Breach. Except as set forth on Schedule 4.13, the execution, delivery and performance by Seller and Partners of this Agreement and the Transaction Documents will not:

(a)  Result in a breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which Seller or Business may be bound or affected;

(b)  violate or conflict with any order, writ or injunction of any court, administrative agency or Governmental Authority to which Seller or any Partner is subject;

(c)  Constitute an event which would permit any party to terminate any agreement or accelerate the maturity of any indebtedness or other obligation;

(d)  Violate any provision of the organizational documents of Seller;

(e)  Result in the creation or imposition of any Lien upon any property of Seller; or

(f)  Require any authorization, consent, approval, exemption or other action by or notice to any court, Governmental Authority or any other Person.

4.14.  Conduct of Business. Since the Review Date (as defined in Article XIII), Seller has conducted the Business in the ordinary course of business, consistent with past custom and practice, and has incurred no material liabilities other than in the ordinary course of business, consistent with past custom and practice, and there has been no Material Adverse Effect on the assets, financial condition, operating results, employee or patient relations, business activities or business prospects of Seller or the Business. Without limitation of the foregoing, since the Review Date, Seller has not, except in the ordinary course of business, consistent with past custom and practice, or as otherwise set forth on Schedule 4.14:

(a)  Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, whether individually or in the aggregate, that has had or could be reasonably expected to result in a Material Adverse Effect on the Business;

(b)  Pledged or subjected any of its assets to any Lien or restriction;

(c)  Voluntarily or involuntarily sold, transferred, abandoned, surrendered, leased or otherwise disposed of any of its assets material to the Business;

(d)  Canceled or compromised any material debt or claim, or waived or released any right of substantial value;

(e)  Received any notice of termination of any contract, lease or other agreement, or suffered any damage, destruction or loss that, individually or in the aggregate, has had or could be reasonably expected to result in a Material Adverse Effect on the Business;

(f)  Instituted, settled or agreed to settle any litigation, action, proceeding or arbitration;

(g)  Made a purchase commitment in excess of $20,000, other than in the ordinary course of business, consistent with past custom and practice;

(h)  Modified the timing, course of conduct or other cash management activities with respect to the collection of accounts receivable of the Business;

(i)  Failed to pay any accounts or notes payable or any other obligations consistent with past practices, except for bona fide disputes arising in the ordinary course of business;

(j)  Entered into any material transaction, contract or commitment other than in the ordinary course of business, consistent with past custom and practice, other than the transactions contemplated by the Transaction Documents;

(k)  Suffered any event or events, whether individually or in the aggregate, that has had or could be reasonably expected to result in a Material Adverse Effect on the Business; or

(l)  Issued any equity interests in Seller or entered into any agreement or understanding to do so.

4.15.  Health, Safety and Environment. Seller has never generated, transported, treated, stored, disposed of or otherwise handled any Hazardous Materials at any site, location or facility in connection with its business or any of its assets in violation of any applicable Environmental and Safety Requirements (as hereinafter defined). Seller: (i) is in material compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, worker health and safety and pollution and protection of the environment, all as amended or hereafter amended (“Environmental and Safety Requirements”), and (ii) possesses all required permits, licenses, certifications and approvals and has filed all notices or applications required thereby or pertaining thereto. Seller has never received any written notice of, any private, administrative or judicial inquiry, investigation, order or action, or any written notice of any intended or threatened private, administrative, or judicial inquiry, investigation, order or action relating to the presence or alleged presence of Hazardous Materials in, under or upon any property leased or owned by Seller, nor is Seller aware of any such inquiry, investigation, order, action or notice. There are no pending, or to the knowledge of Seller or any Partner, threatened, investigations, actions, orders or proceedings (or written notices of potential investigations, actions, orders or proceedings) from any Governmental Authority or any other entity regarding any matter relating to Environmental and Safety Requirements.

4.16.  Employees. Schedule 4.16 is a true, complete and correct list setting forth as of the Review Date the names and current compensation rate and compensation of all individuals employed by Seller. There has been no material increase, other than in the ordinary course of business, consistent with past custom and practice, in the compensation or rate of compensation payable to any employees of Seller since the Review Date, nor since that date has there been any promise to any employee listed on Schedule 4.16, orally or in writing, of any bonus or increase in compensation, except for increases in the ordinary course of business consistent with Seller’s past compensation practices and listed on Schedule 4.16, and obligations incurred under existing bonus, insurance, pension or other Employee Benefit Plans described on Schedule 4.19 or Schedule 4.20. Except as set forth on Schedule 4.16, there has been no promise to any employee listed on Schedule 4.16, orally or in writing, of any guaranty of employment following the Closing Date.

4.17.  Insurance. Seller has obtained and maintained in full force and effect commercially reasonable amounts of insurance to protect it and the Business against the types of liabilities, including medical malpractice, customarily insured against by Persons operating a business of similar size and nature to the Business, and all premiums due as of the Closing Date on such policies have been paid. Seller has complied in all material respects with the provisions of all such policies. Seller has previously delivered to Buyer complete and correct copies of all such policies, together with all riders and amendments thereto in the possession of Seller. Except as set forth on Schedule 4.17, there are no claims or asserted claims reported to insurers under such policies, including all medical malpractice claims and similar types of claims, actions or proceedings asserted against any of Seller and the Partners (with respect to the Business only) at any time within the past five (5) years.

4.18.  Affiliate Transactions. Excluding ordinary course distributions to its equity holders, there are no transactions involving the transfer of any cash, property or rights to or from Seller from, to or for the benefit of any Affiliate or former Affiliate of Seller (“Affiliate Transactions”) during the period commencing, January 1, 2004 through the date hereof or any existing commitments of Seller to engage in the future in any Affiliate Transactions.

4.19.  Employee Benefit Plans. Except as set forth in Schedule 4.19, neither Seller nor any Plan Affiliate has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), “multi-employer plan” (as defined in Section 3(37) of ERISA), any collective bargaining agreement, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of Seller’s employees or former employees or beneficiaries thereof, personnel policy (including but not limited to vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), material fringe benefit, excess benefit plan, bonus or incentive plan (including but not limited to stock options, restricted stock, stock bonus and deferred bonus plans), severance agreement, salary reduction agreement, top hat plan or deferred compensation plan, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program, policy, arrangement, agreement or contract (collectively, “Employee Benefit Plans”), whether or not written or terminated, which could give rise to or result in Seller or such Plan Affiliate having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. Correct and complete copies of all Employee Benefit Plans previously have been furnished to Buyer. The Employee Benefit Plans are in compliance in all material respects with governing documents and agreements and with applicable laws. Seller acknowledges that it will be solely responsible for administering and/or terminating its Employee Benefit Plans following the Closing.

4.20.  Personnel Agreements, Plans and Arrangements. Except as listed in Schedule 4.20, Seller is not obligated to any outstanding contract with any current or former employees, agents, consultants, or advisers.

4.21.  Certain Payments. None of Seller (including, without limitation, its officers, directors, agents or employees) or the Partners (acting for or on behalf of Seller) has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) for securing patients or referrals, (ii) for patients or referrals secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in violation of any law.

4.22.  Workers Compensation. Schedule 4.22 sets forth all expenses, obligations, duties and liabilities relating to any pending, to the knowledge of Seller or any Partner, threatened or ongoing claims by employees and former employees (including dependents and spouses) of Seller (or its predecessors), and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements, for costs, expenses and other liabilities under any workers compensation laws, regulations, requirements or programs. Except as set forth on Schedule 4.22, to the knowledge of Seller or any Partner, no claim, injury, fact, event or condition exists which would give rise to a material claim by any employees or former employees (including dependents and spouses) of Seller under any workers compensation laws, regulations, requirements or programs.

4.23.  Accounts Receivable/Accounts Payable.

(a)  Accounts Receivable. Except as set forth on Schedule 4.23(a), the Accounts Receivable are valid, binding and legally enforceable obligations and are owned by Seller free and clear of all Liens, and, except for contractual allowances, reserves for bad debts and other adjustments that are consistent with those adjustments made in preparing the Financial Statements, will not be subject to any offset, counterclaim or other adverse claim or defense, and may be transferred to the New LP to the extent permitted by law. The Accounts Receivable arose in the ordinary and usual course of the business, and the Accounts Receivable are set forth on the books and records of Seller. Schedule 4.23(a) contains a complete and accurate list of all Accounts Receivable as of the date stated thereon, which list represents the Accounts Receivable after adjusting for contractual allowances and bad debt reserves. Although Seller does not know of any reason why the Accounts Receivable would not be collectible according to approximately the same ratios as accounts receivable have been historically collectible, Seller is not guaranteeing the collectibility of such accounts receivable.

(b)  Accounts Payable and Accrued Liabilities. Schedule 1.4(a) and Schedule 1.4(b) sets forth a complete and correct list of the Accounts Payable and Accrued Liabilities. Each of the Accounts Payable and Accrued Liabilities are valid and have been incurred in connection with the operation of the Business in the ordinary course of business, consistent with Seller’s past custom and practice.

4.24.  Brokers. All negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on without the intervention of any Person acting on behalf of any of Seller or any Partner in such a manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation against Buyer.

4.25.  HIPAA. (a) All of the Assets being sold and/or provided by Seller to New LP under this Agreement, including without limitation, any computer hardware and/or software, are in compliance with the Health Insurance Portability and Accountability Act of 1996 (Public Law 104-91, 42 U.S.C. 1301 et. seq.) and regulations promulgated thereunder (collectively, “HIPAA”), and applicable state laws having similar subject matter to HIPAA (“State HIPAA”), and (b) Seller has conducted its business and activities, including, without limitation, its billing and collection activities, its medical records management activities, and its general practice management activities, in a manner that complied with HIPAA and State HIPAA.

4.26.  Rates and Reimbursement Policies. Seller does not have any rate appeal currently pending before any Governmental Authority or any administrator of any third-party payor program. Seller has no knowledge of any applicable state or local law, which affects rates or reimbursement procedures which has been enacted, promulgated or issued within the eighteen (18) months preceding the Closing Date or any such legal requirement proposed or currently pending in the applicable state or at the federal level which has resulted or may result in any reductions in rates and reimbursement.

4.27.  Physicians. None of the physicians who utilize the center (collectively, the “Physicians”) have, to the knowledge of Seller or any Partner, threatened to discontinue or to terminate his or her relationship with the Seller and the provision of services at the Facility. To the knowledge of Seller or any Partner, none of the Physicians have expressed plans to retire from the practice of medicine in the next five (5) years or to be involved in the development or operations of another ambulatory surgery center. During the three (3) years preceding the Closing Date, each of the Physicians:

(a)  Has been duly licensed and registered, and is in good standing by their state to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner; and

(b)  Has had valid professional liability insurance in place in amounts not less than commercially reasonable levels and has not indicated any intent to terminate or reduce his or her professional liability coverage.

4.28.  Certain Representations With Respect to the Facility.

(a)  The Facility is qualified for participation in the Medicare program. Complete and accurate copies of the Facility’s existing Medicare contracts have been furnished to Buyer. Seller is presently in compliance with all of the terms, conditions and provisions of such contracts.

(b)  The Facility is qualified for participation in the Medicaid program. Complete and accurate copies of Seller’s existing Medicaid contracts have been furnished to Buyer. Seller is presently in compliance with all of the terms, conditions and provisions of such contracts.

4.29.  No Misrepresentation. None of the representations and warranties of Seller and Partners set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Buyer as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of Seller or any Partner, there are no material facts which have not been disclosed to Buyer which have a Material Adverse Effect, or could reasonably be anticipated to have a Material Adverse Effect, on the Business or Seller’s or any Partner’s ability to consummate the transactions contemplated hereby.

ARTICLE V.
BUYERS’ REPRESENTATIONS AND WARRANTIES

Each of NovaMed and NOD hereby represents and warrants, jointly and severally, to Seller as of the Closing Date as follows:

5.1.  Organization. Each of NovaMed and NOD is duly organized, validly existing and in good standing under the laws of the State of Delaware. NOD is qualified to do business in the State of Texas.

5.2.  Authorization. Each of NovaMed and NOD has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by each of NovaMed and NOD of this Agreement and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite corporate action in accordance with applicable law and with each of NovaMed’s and NOD’s Certificate of Incorporation. This Agreement and each of the Transaction Documents to which NovaMed and NOD are a party have been duly executed and delivered by them and are the valid and binding obligation of Buyer and are enforceable against Buyer in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the availability of equitable remedies.

5.3.  Transaction Not a Breach. The execution, delivery and performance of this Agreement and the Transaction Documents by NovaMed and NOD will not violate and conflict with, or result in the breach of any of the terms, conditions, or provisions of NovaMed’s and NOD’s Certificate of Incorporation or of any contract, agreement, mortgage, or other instrument or obligation of any nature to which NovaMed or NOD is a party or by which NovaMed or NOD is bound.

5.4.  Acquisition of Transferred Interests. NovaMed and NOD acknowledge that the Transferred Interests will be sold to NovaMed and NOD pursuant to exemptions from registration under the Federal Securities Act of 1933 and the state securities laws of the State of Texas. NovaMed and NOD are acquiring the Transferred Interests for their own accounts and not with a view to the distribution or resale thereof. Each of NovaMed and NOD has no intention of selling the Transferred Interests in a public distribution in violation of federal securities laws or any applicable state securities laws.

5.5.  Broker. All negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on without the intervention of any Person acting on behalf of Buyer in such a manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation against Seller.

5.6.  Litigations and Proceedings. There are no claims counterclaims, actions, suits, orders, proceedings (arbitration, mediation or otherwise), investigations or judgments pending or, to the knowledge of NovaMed or NOD, threatened relating to the transactions contemplated hereby, at law or in equity, in any court or agency, or before or by any Governmental Authority.

5.7.  No Misrepresentation. None of the representations and warranties of Buyer set forth in this Agreement or in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Seller as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of NovaMed and NOD, there are no material facts which have not been disclosed to Seller and the Partners which have a Material Adverse Effect, or could reasonably be anticipated to have a Material Adverse Effect, on NovaMed’s or NOD’s ability to consummate the transactions contemplated hereby.

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1.  Release of Liens and Lien Searches. Seller shall procure all applicable release of liens with respect to those Liens set forth on Schedule 4.2, prior to the New LP Asset Transfer. Seller shall provide Buyer with all information and other assistance required for the parties to file all applicable UCC termination statements (in form and manner required by NovaMed or its lenders). Following the filing of all such UCC termination statements, there shall be no remaining financing statements, judgments, taxes or other Liens outstanding against Seller or any of its assets as of the Closing Date.

6.2.  Employees; Labor Relations.

(a)  Continuing Employees. New LP shall offer to employ the employees of Seller listed on Schedule 6.2(a) (the “Continuing Employees”) as of the Closing Date, on the terms and conditions established by New LP in its sole discretion. Such offer of employment by New LP shall not be deemed to create a continuing right to employment for any Continuing Employees. Seller shall be solely responsible for all liabilities relating, directly or indirectly, to any of Seller’s employees who do not accept New LP’s offer of employment. Seller shall be solely responsible for any employment-related claims filed by any employees of Seller which relate to facts and circumstances existing on and prior to the Closing Date, or arise from or relate to completion of the transactions contemplated by this Agreement or the Transaction Documents, regardless of when filed.

(b)  COBRA Notice. Seller represents that it has complied, in all material respects, with the applicable requirements of COBRA through the Closing Date and shall be responsible for all liabilities arising under COBRA with respect to any event occurring prior to and on the Closing Date.

(c)  Noncompetition Agreements. Each of Seller and ASCOA hereby waives any noncompetition provision that may apply to the Continuing Employees with respect to New LP’s hiring of the Continuing Employees.

6.3.  Post-Closing Remittances; New LP’s Appointment as Attorney-In-Fact. If, after the Closing Date, Seller shall receive any remittance from any account debtors with respect to the Accounts Receivable, Seller shall endorse such remittance to the order of the New LP and forward it to the New LP promptly following receipt thereof. Seller hereby irrevocably constitutes and appoints New LP and any officer or agent of New LP as Seller’s true and lawful attorney-in-fact, with full power and authority, in the place and stead of Seller for the limited purposes of receiving, collecting, indorsing, negotiating and cashing any and all cash, checks, drafts, payments, accounts receivable and other instruments (collectively the “Items”) which are payable to Seller and which represent Items related to payment on Accounts Receivable, and which in accordance with the terms of this Agreement, have been sold, conveyed, assigned or transferred to New LP or are otherwise for the account of New LP hereby. Seller further agrees to execute all documents and take such other action as New LP may reasonably request to confirm the power granted to New LP by this Section 6.3. Notwithstanding the foregoing, in no event shall New LP receive, collect, indorse, negotiate or cash such Items pursuant to the above authority if to do so would be to violate the laws, regulations or other written guidance of any state or federal health program. In such event, New LP and Seller agree to take such actions as necessary to convey such payments to New LP consistent with applicable laws and regulations.

6.4.  Further Assurances. The parties hereto shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Assets to the New LP, the Transferred LP Interests to NovaMed, and the Transferred GP Interests to NOD, all on the terms contained herein, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated herein.

6.5.      Professional Liability Tail Coverage. To the extent Seller’s professional liability insurance policy for the Facility is on a claims-made basis (rather than an occurrence basis), Seller shall obtain an extended reporting (“tail”) professional liability insurance policy covering acts and omissions occurring at the Facility prior to the Closing Date, in an amount equal to the professional liability insurance carried immediately prior to the Closing Date, or such other amount, and for such period of time, as determined by mutual agreement of NovaMed and Seller. Upon NovaMed’s request, Seller shall provide New LP with proof of such tail professional liability coverage. The cost and expense of such tail coverage shall be borne solely by Seller.

6.6.      Credentialing. As of the Closing Date, the Partners who are physicians, and other physicians credentialed by the Facility immediately prior to the Closing Date, shall receive provisional privileges to perform surgical procedures at the Facility that will be owned and operated by the New LP from and after the Closing Date. As a condition to receiving these provisional privileges, each of the Partners hereby agrees, and shall cause all of such other credentialed physicians to agree, that following the Closing Date he or she will comply with all of the New LP’s credentialing requests (including, without limitation, providing New LP with any reasonably requested information and completing any applicable credentialing forms) so that the New LP may complete its credentialing review process for each physician by the expiration date of the provisional privileges.

ARTICLE VII.
CLOSING

7.1.      Time and Place. The closing of the transactions that are the subject of this Agreement (the “Closing”) shall occur via facsimile effective as of the Closing Date, with original documents to be exchanged by nationally recognized overnight courier for delivery on the next business day after the Closing Date.

7.2.      Contribution of Assets to New LP. As a condition precedent to the consummation of the transactions contemplated herein, Seller shall have consummated the New LP Asset Transfer in accordance with the terms and conditions of Article I hereof.

7.3.      Deliveries of Seller and Partners. At the Closing, Seller and Partners will execute and deliver or cause to be executed and delivered to NovaMed:

(a)  a Contribution Agreement to evidence the New LP Asset Transfer and to effectively vest the New LP with full, complete and marketable right, title and interest in and to the Assets, in substantially the form of attached Exhibit 7.3(a) (the “Contribution Agreement”);

(b)  the Limited Partnership Agreement of the New LP, in the form attached hereto as Exhibit 7.3(b) (the “Partnership Agreement”);

(c)  (i) amended and restated certificate of limited partnership of New LP reflecting ASCOA as general partner, executed by ASCOA, and (ii) second amended and restated certificate of limited partnership evidencing change in general partner from ASCOA to NOD, to be filed with the Secretary of States of Delaware and Texas immediately following the Closing;

(d)  a certificate of the Secretary of Seller as to (i) copies of resolutions of its managing partner and partners authorizing the execution, delivery and performance of this Agreement and the Transaction Documents; (ii) a Certificate of Good Standing of Seller issued by the Secretary of State of Texas; (iii) its partnership agreement; (iv) incumbency and specimen signatures with respect to its authorized representatives executing this Agreement and any Transaction Documents; and (v) its certificate of limited liability partnership certified by the Secretary of State of Texas.

(e)  any required third party consents, filings, and certificates from Seller or any third party (including, any Governmental Authority) relating to the transfer of the Assets, including without limitation, all consents from the State of Texas regarding the transfer of all Permits and licenses relating to the ownership and operation of the Facility, and copies of all written consents obtained in connection with the transfer of the Material Contracts;

(f)  intentionally omitted;

(g)  the Assignment of Partnership Interests, substantially in the form attached as Exhibit 7.3(g) (the “Assignment of Partnership Interests”), duly executed by Seller;

(h)  intentionally omitted;

(i)  all applicable documentation releasing Liens covering, concerning or relating to the Assets, in form and substance reasonably acceptable to NovaMed;

(j)  Redemption Agreement pursuant to which Seller redeems certain Partners’ ownership interests in Seller in exchange for Seller’s interests in the New LP, all in accordance with Schedule 2.3 and effective immediately following the Closing Date;

(k)  Intentionally omitted;

(l)  A third party payor contract between New LP and United Healthcare, at reimbursement rates equivalent to at least 200% of Medicare rates, duly executed by United Healthcare;

(m)  Evidence of Assumed Name filing on behalf of New LP for “Preston Plaza Surgery Center, certified by the Secretaries of State of Delaware and Texas;

(n)  Amendment to Certificate of Limited Liability Partnership of Seller changing its name from “Preston Plaza Surgery Center, LLP” to “PPSC, LLP;”

(o)  Power of Attorney with respect to DEA and state controlled substance registration, duly executed by the Medical Director of Seller;

(p)  such other documents and instruments as Buyer or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Buyer shall be in form and substance reasonably satisfactory to counsel for Buyer.

7.4.      Deliveries of Buyer. At the Closing, NovaMed and NOD will deliver, or will cause the New LP to deliver, to Seller simultaneously with the delivery of the items referred to in Section 7.3 above:

(a)  the payment of the Purchase Price;

(b)  the Partnership Agreement;

(c)  certificate of the Secretary of each of NovaMed and NOD as to (i) copies of resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement and the Transaction Documents; and (ii) incumbency and specimen signatures with respect to its officers executing this Agreement and any Transaction Documents;

(d)  intentionally omitted;

(e)  a duly executed Management Agreement (the “Management Agreement”) between NovaMed Management Services, LLC and the New LP, substantially in the form of attached Exhibit 7.4(e).

(f)  the Assignment of Partnership Interests, duly executed by NovaMed and NOD;

(g)  intentionally omitted; and

(h)  such other documents and instruments as Seller or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Seller shall be in form and substance reasonably satisfactory to the counsel for Seller.

7.5      Change of Ownership Process; Further Assurances. To the extent from and after the Closing there are any actions necessary to confirm or effect all reasonably necessary licensure and regulatory approvals required in connection with the New LP’s ownership and operation of the Business, Seller, Partners and their respective agents and representative agree to cooperate with Buyer and New LP in connection these approvals, and will use commercially reasonable efforts to respond in a timely manner to any information or signature requests reasonably required in connection with these approvals.

ARTICLE VIII
INTENTIONALLY OMITTED

ARTICLE IX.
INTENTIONALLY OMITTED

ARTICLE X.
INTENTIONALLY OMITTED

ARTICLE XI.
RESTRICTIVE COVENANTS

11.1.  Acknowledgment. Each of Seller and Partners acknowledges and agrees that in order to assure that the Business will retain its value as a “going concern,” it is necessary that Seller and Partners undertake not to utilize their present special knowledge of the Business to compete with NovaMed, New LP and the Business during the Restricted Period after the acquisition of Transferred Interests; provided that Buyer acknowledges that certain Partners will continue to have an interest in the Business through their ownership of a minority interest in the New LP. Each of Seller and Partners further acknowledges that (a) Buyer has been and/or will be engaged in the Business; (b) each of Seller and Partners possesses extensive knowledge and a unique understanding of the Business, as well as (subsequent to the transactions contemplated by this Agreement) the proprietary and confidential information concerning the Business; (c) the agreements and covenants contained in this Section 11.1 are essential to protect Buyer and the value of the Business and are a condition precedent to Buyer’s willingness to pay for the Transferred Interests; (d) Buyer would be irreparably damaged if Seller and/or any Partner were to violate the terms and conditions of this Article XI; and (e) the geographic, temporal and business scope of the restrictive covenants in this Article XI are reasonable.

11.2.  Restrictive Covenant.

11.2.1  Physician Partners. Each of Seller and Physician Partners hereby agrees that for the five-year period beginning on the Closing Date (the “Restricted Period”; provided, that in the event that any such party is determined to have violated the covenants set forth in this Article XI, the Restricted Period shall be extended day for day for the time period that such party is in violation of any such covenant), he, she or it shall not, directly or indirectly, act as a director, officer, member or partner of, or own any equity or other financial interest in, any Person that owns and/or operates an ambulatory surgery center, licensed surgical facility or any other outpatient surgical facility that is located within a thirty (30) mile radius of the location of the Business. Notwithstanding the foregoing, and without limiting the terms of the Partnership Agreement, Seller and/or any Physician Partner may (a) be a director on the Board of Trustees of a hospital, (b) serve on the medical staff or committees of any hospital, (c) own an interest in the New LP in accordance with the terms of the Partnership Agreement; (d) practice medicine in his or her own office or the office of the professional entity in which he or she is an employee or owner even if such practice utilizes a competing facility, (e) perform surgery at any competing facility, and (f) own no more than 1% of the shares of any publicly held corporation. In addition, and notwithstanding the restrictions set forth in this Section 11.2.1: (I) the Physician Partners listed on Schedule 11.2.1(I) may continue to own their equity interests in the facilities set forth across from their names on Schedule 11.2.1(I), provided at no time during the Restricted Period may they increase their ownership interests in such listed facilities; and (II) the Physician Partners listed on Schedule 11.2.1(II) may continue to own the Competitive Equipment to perform procedures within their medical practice offices as described across from their names on Schedule 11.2.1(II)).

11.2.2  ASCOA. ASCOA hereby agrees that during the Restricted Period, neither it nor any of its Affiliates shall, directly or indirectly, act as a director, officer, member or partner of, or own any equity or other financial interest in, any Person: (a) that owns and/or operates an ambulatory surgery center, licensed surgical facility or any other outpatient surgical facility that is located within a ten (10) mile radius of the location of the Business (the “ASCOA Restricted Territory”); or (b) subject to Schedule 11.2.2, that solicits or encourages, or attempts to solicit or encourage, the Physician Partners or any surgeon utilizing the Facility to become an owner or user of another surgical facility within the Dallas metropolitan statistical area.

11.3.  Property of the Business. All memoranda, notes, lists, records and other documentation or papers (and all copies thereof), including such items stored in computer memories, or microfiche or by any other means, which will become the New LP’s property (after the consummation of transactions contemplated by this Agreement), are and shall be the New LP’s property and shall be delivered to the New LP promptly on the request of Buyer.

11.4.  Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular restrictive covenant contained in this Article XI too lengthy or the territory too extensive, the other provisions of this Article XI shall nevertheless stand, the Restricted Period herein shall be deemed to be the longest period permissible by law under the circumstances and the territory described in Section 11.2 shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the Restricted Period and/or territory described in Section 11.2 to permissible duration or size.

11.5.  Remedies. Each of Seller and Partners acknowledges and agrees that the covenants set forth in this Article XI are reasonable and necessary for the protection of Buyer and the New LP’s business interests, that irreparable injury will result if Seller or any Partner breaches any of the terms of said restrictive covenants, and that in the event of actual or threatened breach of any such restrictive covenants, Buyer will have no adequate remedy at law. Each of Seller and Partners accordingly agrees that in the event of any actual or threatened breach by any of them of any of the covenants set forth in this Article XI, Buyer shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. Notwithstanding the foregoing, any breach of this Article XI by any Partner shall not be deemed a violation of this Article XI by any non-breaching Partner and shall not subject any non-breaching Partner to liability under this Agreement. The parties also agree that the existence of any claim or cause of action by Seller or the Partners against Buyer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenants set forth herein, but shall be litigated separately. Seller and the Partners agree that the rights granted in this Article XI may be assigned by Buyer at its sole and absolute discretion. All of the provisions of this Article XI shall inure to any successors of Buyer, all of which are specifically third-party beneficiaries of this Article XI with full rights hereunder. In addition, the parties hereto agree that any assignee of the rights hereunder is an intended, direct third-party beneficiary of this Article XI and may enforce such rights in its own name in addition to or in lieu of Buyer.

11.6.  Patient Freedom. The parties hereto agree that the benefits afforded either party hereunder are not payment for, and are not in any way contingent upon the referral, admission or any other arrangement for, the provision of any item or service offered by any party hereto. Nothing in this Agreement shall be construed to limit the freedom of any patient of Seller or any Partner to choose the facility or physician from whom any patient shall receive health care services or limit or interfere with Seller or any Physician’s ability to exercise professional judgment in treating patients or their ability to provide medical services to patients.

11.7.  Texas Business and Commerce Code Section 15.50. The parties hereto agree that each Physician Partner is free to provide professional services at any facility such Physician Partner or his or her patients or payors select, and such Physician Partner is able to maintain a professional physician practice (but not an ambulatory surgery center or any other outpatient surgical facility) at any location, including within the geographic radius prescribed in Section 11.2 hereof. Accordingly, the parties hereto acknowledge and agree that Section 15.50(b) of the Texas Business and Commerce Code should not apply to the restrictive covenants set forth in this Agreement. As such, each Physician Partner hereby agrees to waive any rights to challenge the restrictive covenants set forth herein on the basis that such covenants are subject to Section 15.50(b) of the Texas Business and Commerce Code, and neither the Physician Partners nor any of their agents or representatives shall commence, participate in or be a party to any litigation or any other type of action which challenges, directly or indirectly, the restrictive covenants set forth herein on the basis that such covenants are subject to Section 15.50(b) of the Texas Business and Commerce Code.

ARTICLE XII.
POST-CLOSING COVENANTS

12.1.      Indemnification by Seller and Partners. From and after the Closing, Seller and each of the Partners (on a Pro Rata Basis (as defined in Section 13.1)) agrees to severally (and not jointly as more specifically described in Section 12.5 below) indemnify, defend and save NovaMed, NOD and its respective Affiliates (including, without limitation, the New LP) and each of its respective officers, directors, employees, agents and fiduciaries (each, a “NovaMed Indemnified Party”), forever harmless from and against, and to pay to a NovaMed Indemnified Party or reimburse a NovaMed Indemnified Party for (in either case within ten business days of its receipt of notice in accordance with the terms of this Article from any NovaMed Indemnified Party), any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the “Losses”) actually sustained or incurred by any NovaMed Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

(a)  any misrepresentation or breach of a representation or warranty contained in this Agreement or in the Transaction Documents by Seller or any Partner, or non-compliance with or breach by Seller or any Partner of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by any of Seller, Partners or any of their respective Affiliates; provided, however than any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement that relates only to a particular Partner under this Agreement shall not create liability or responsibility for any other Party with respect thereto notwithstanding the joint and several representations.

(b)  the operation of the Business, including the use of the Assets and the Excluded Assets, on or prior to the Closing Date;

(c)  any Tax liability of Seller or any Partner;

(d)  any violations of or obligations under Environmental and Safety Requirements relating to acts, omissions, circumstances or conditions to the extent existing or arising on or prior to the Closing Date;

(e)  any liabilities relating to or arising from the provision of (or failure to provide) professional medical services, including any liabilities relating to the failure, prior to the Closing Date, to adhere to or comply with any Medicare and Medicaid requirements or Fraud and Abuse Laws;

(f)  any action, demand, proceeding, investigation or claim (whenever made) by any third party (including Governmental Authorities) against or affecting Buyer or its Affiliates which evidences the existence of a misrepresentation or breach of any of the representations, warranties or covenants contained in this Agreement or the Transaction Documents of Seller;

(g)  the Excluded Assets or Excluded Liabilities; or

(h)  any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Seller or any Partner.

12.2.      Indemnification by Buyer. From and after the Closing, each Buyer agrees to indemnify, defend and save Seller, Partners and their respective Affiliates, and their respective employees, trustees, agents, representatives, heirs and executors other than the New LP (each, a “Seller Indemnified Party”) forever harmless from and against, and to pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for (in either case within 10 business days of its receipt of notice in accordance to the terms of this Article from any Seller Indemnified Party), any and all Losses actually sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

(a)  any misrepresentation or breach of a representation or warranty contained in this Agreement or in the Transaction Documents by Buyer, or non-compliance with or breach by Buyer of any of the covenants or agreements contained in this Agreement or in the Transaction Documents to be performed by Buyer;

(b)  any action, demand, proceeding, investigation or claim (whenever made) by any third party (including Governmental Authorities) against or affecting Seller, Partners or their respective Affiliates which evidences the existence of a misrepresentation or breach of any of the representations, warranties or covenants contained in this Agreement or the Transaction Documents of Buyer; or

(c)  any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Buyer.

12.3.      Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or Governmental Authority, federal, state or local) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within 60 days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within 30 days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within 10 days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval. If the parties still fail to agree on Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel. The delivery of a Defense Notice shall not constitute an admission with respect to the claim for indemnification.

(a)  In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(b)  In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c)  Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(d)  The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party (and the cost of such defense shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder).

(e)  If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 12.3, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within 15 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such 15-day period.

(f)  Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

12.4.  Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 12.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

12.5.  Limitations.

(a)  Notwithstanding anything contained to the contrary in this Agreement, all representations and warranties of the parties hereto contained in or arising out of the Transaction Documents, or in any schedule or certificate given in connection herewith and therewith, shall survive the Closing and shall continue in effect until the 24-month anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.2, 4.4, 4.6, 4.8, 4.12(b), 4.15 and 4.19 shall survive until the expiration of all applicable statutes of limitation; provided further that notwithstanding the foregoing, the rights and obligations with respect to indemnification as provided in this Article XII shall continue with respect to any matter for which indemnification has been properly sought in writing pursuant to the terms and conditions of this Agreement prior to the expiration of any such survival period. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all covenants and indemnities contained in this Agreement will survive the Closing and remain in effect indefinitely.

(b)  The aggregate amount of the Losses required to be paid by Seller and Partners pursuant to Section 12.1(a) and Section 12.1(f) hereof shall not exceed the amount of the Purchase Price; provided, however, that no Partner shall be liable, in the aggregate, for such Losses pursuant to Section 12.1(a) and Section 12.1(f) that are in excess of such Partner’s allocation of the Purchase Price as set forth on Schedule 2.3.

(c)  The NovaMed Indemnified Parties shall be entitled to indemnification under Section 12.1(a) and Section 12.1(f) only if the aggregate amount of all Losses thereunder (on a cumulative basis) exceeds $100,000 (the “Basket Amount”), in which case the Seller and Partners shall be obligated to indemnify the NovaMed Indemnified Parties only for the excess of the aggregate amount of all such Losses over the Basket Amount.

(d)  Seller Indemnified Parties shall be entitled to indemnification under Section 12.2(a) and Section 12.2(b) only if the aggregate amount of all Losses thereunder (on a cumulative basis) exceeds the Basket Amount, in which case Buyer shall be obligated to indemnify the Seller Indemnified Parties only for the excess of the aggregate amount of all such Losses over the Basket Amount.

(e)  Subject to Section 13.12 hereof, the rights set forth in this Article XII shall be each party’s sole and exclusive remedy for any claim or dispute relating to any breach of a representation, warranty or covenant by the other parties under this Agreement; provided, however, that in the case of (i) fraud or intentional misrepresentation by a party hereto or (ii) any claim or dispute arising under or relating to Article XI hereof, the limitations set forth in this Section 12.5 shall not apply, and the aggrieved party shall have all remedies available at law and in equity.

(f)  Notwithstanding anything to the contrary herein, nothing in this Section 12.5 shall be deemed to limit or impair Buyer’s rights under Article XI hereof. In addition, for purposes of this Section 12.5, in no event shall Losses be construed to include any remedies paid to NovaMed or NOD under Article XI.

12.6.  Right of Offset.

12.6.1  Set-Off. If any Physician Partner is the Indemnifying Party and fails to make any payment as contemplated by this Article XII, or shall fail to make any payment when due under the terms of any of the Transaction Documents, then Buyer may elect to offset such amount against any amount due and owing by the New LP to such Physician Partner pursuant to the terms of the Partnership Agreement (including, without limitation, any distributions payable to such Physician Partner).

12.6.2  Set-Off Procedure. If Buyer believes it has the right to offset the amount of any Losses against a party hereto, Buyer shall notify such party(ies) (the “Off-set Party”) of the amount of the Losses and the dollar amount to be offset as determined by Buyer in good faith (such notice being deemed a “Notice of Claim”). Such Notice of Claim shall be given to the Off-set Party as soon as reasonably practicable after Buyer incurred the Losses or learned of its right to offset and shall include an explanation of Buyer’s rationale underlying such belief. The Off-set Party shall have 30 days from his receipt of the Notice of Claim in which to accept or dispute same, which if disputed, shall include an explanation of the Off-set Party’s rationale underlying such belief. If the Off-set Party fails to respond in writing within such 30-day period, the Notice of Claim shall be deemed approved by the Off-set Party. If the Off-set Party timely disputes the Notice of Claim in writing, Buyer on the one hand, and the Off-set Party, on the other hand, shall attempt in good faith to agree on the rights of the respective parties with respect to such claim. If the parties agree on the amount to be offset, then Buyer shall have the right to offset or cause the Company to offset such amount against any amounts owed to the Off-set Party in accordance with this Section 12.6.

12.6.3  Set-Off Dispute. If the parties cannot agree on the offset amount, Buyer shall have the right to deposit or cause the Company to deposit any sums owed or to be paid by Buyer or the Company to the Off-set Party that equal the offset amount into an interest-bearing escrow which shall be established at an escrow agent (the “Escrow Agent”) mutually acceptable to Buyer, on the one hand, and the Off-set Party, on the other hand. The terms and conditions of such escrow account shall be acceptable to Buyer and the Off-set Party and the Escrow Agent. The Escrow Agent shall hold such funds pending its receipt of instructions from either (i) Buyer and the Off-set Party, or (ii) an arbitrator or a court of competent jurisdiction, directing it as to the disposition of such funds.

ARTICLE XIII.
MISCELLANEOUS

13.1. Definitions.  For purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” means an affiliate as defined in Rule 405 under the Securities Act of 1933, as amended, and includes any past and present Affiliate of a Person; provided that with respect to determining any Affiliate of Buyer, such Affiliates shall include, without limitation, NovaMed, Inc. and any of its subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Facility” means the Medicare-certified, state-licensed ambulatory surgery center located at 17950 Preston Road, Suite 75, Dallas, Texas 75252.

“Fraud and Abuse Laws” means all fraud and abuse laws promulgated under Section 1128(b) of the Social Security Act, 42 U.S.C. Section 1320a-7(b) and Section 1877 of the Social Security Act, 42 U.S.C. Section 1877, and all rules and regulations promulgated thereunder; any other federal, state or local law relating to the referral of patients to medical facilities owned by providers of medical services; and all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statues succeeding thereto, together with all rules and regulations promulgated thereunder.

“Hazardous Materials” means (a) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and any other Environmental and Safety Requirements; (b) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (c) any radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; and (d) asbestos in any form or condition.

“Liens” means any claims, liens, charges, restrictions, options, preemptive rights, mortgages, hypothecations, assessments, pledges, encumbrances or security interests of any kind or nature whatsoever.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, prospects, financial condition or results of operations of such Person or any of its subsidiaries, taken as a whole.

“Medical Records” shall mean all medical records of patients treated at the Facility, including, without limitation, any and all medical charts, files, notes, transcripts, x-ray files, lab reports, other diagnostic information or materials, insurance information, billing and payment statements or records of any kind, explanations of benefits, and other information of or relating to any patient treated at the Facility, of any kind and in any form whatsoever; provided that Medical Records shall be limited to the records of the Facility and will not include records of the provider of professional medical services.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, undertaking, unincorporated association, corporation, entity, organization or Governmental Authority.

“Pro Rata Basis” shall mean each Partner’s percentage interest in Seller as set forth on Schedule 2.3.

“Review Date” means December 31, 2004.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group, as defined in Section 1504 of the Code (or being included, or required to be included, in any Tax Return relating thereto).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting Schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” means this Agreement and all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.

13.2.      Notices, Consents, etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a nationally recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(i) If to Seller:

PPSC, LLP
c/o Ambulatory Surgery Centers of America, LLC
124 Washington Street, Suite #4
Norwell, Massachusetts 02061
Attention:     uke M. Lambert
Tel: (781) 659-0422
Fax: (928) 569-7594

with a copy to:

McGuireWoods LLP
77 West Wacker Drive, Suite 4100
Chicago, Illinois 60601-1815
Attention:  Scott Becker, Esq.
Tel: (312) 849-8100
Fax: (312) 849-3690

And
Looper, Reed & McGraw, PC
4100 Thanksgiving Tower
1601 Elm Street
Dallas, Texas  75201
Attenton: Andrew N. Meyercord, Esq.
Tel: (214) 954-4135
Fax: (214) 953-1332

(ii) If to Partners:

(A)
ASCOA:

Ambulatory Surgery Centers of America, LLC
124 Washington Street, Suite #4
Norwell, Massachusetts 02061
Attention: Luke M. Lambert
Tel: (781) 659-0422
Fax: (928) 569-7594

with a copy to:

McGuireWoods LLP
77 West Wacker Drive, Suite 4100
Chicago, Illinois 60601-1815
Attention:  Scott Becker, Esq.
Tel: (312) 849-8100
Fax: (312) 849-3690

(B)	Physician Partners (excluding Arnulfo Carrasco, M.D.): To the address listed on Schedule A to the Partnership Agreement (or such other address on file with New LP)

with a copy to: Looper, Reed & McGraw, PC 4100 Thanisgiving Tower 1601 Elm Street</F nt> Dallas, Texas 75201 Attenton: Andrew N. Meyercord, Esq. Tel: (214) 954-4135 Fax: (214) 953-1332

(C)	Arnulfo Carrasco, M.D., one of the Physician Partners: Arnulfo Carrasco, M.D. c/o Abel Carrasco 7014 River Elms San Antonio, Texas 78240

(iii) If to NovaMed or NOD:

NovaMed Acquisition Company, Inc. 980 North Michigan Avenue Suite 1620 Chicago, Illinois 60611 Attention: Thomas S. Hall John W. Lawrence, Jr.

Date od service of such notice shall be (A) the date such noti#e is personally delivered, (B) three days after the date of mailing if sent by certified or registered mail, (C) one day after date of delivery to the overnight courier if sent by overnight courier or (D) the next succeeding business day after transmission by facsimile.

13.3.      Certain Taxes. Seller and Partners will pay all transfer taxes and other taxes and charges, if any (except for any sales taxes and income tax of Buyer and its Affiliates), which may become payable in connection with the transactions contemplated by this Agreement.

13.4.      Remedies Not Exclusive. Except as set forth in Section 12.5, no remedy conferred by any of the specific provisions of this Agreement or the Transaction Documents is intended to be exclusive of any other remedy. Each such remedy shall be cumulative, and in addition to every other such remedy or any other remedy existing at law or in equity.

13.5.      Severability and Reformation. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. If any of the transactions contemplated herein or provisions hereof violates any applicable law, then the parties hereto agree to negotiate in good faith such changes to the structure and terms of the transactions provided for in this Agreement or the Transaction Documents as may be necessary to make these transactions, as restructured, lawful under applicable laws and regulations, without materially disadvantaging either party. The parties to this Agreement shall execute and deliver all documents or instruments necessary to effect or evidence the provisions of this Section 13.5.

13.6.      Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by such party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

13.7.      Counterparts. This Agreement may be executed simultaneously via facsimile or otherwise in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

13.8.      Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it, him or her, as the case may be, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

13.9.      Construction. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Texas, without giving effect to provisions thereof regarding conflict of laws.

13.10.      Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

13.11.      Assignment. This Agreement may not be assigned by Seller or any Partner without the prior written consent of Buyer.

13.12.      Mediation and Arbitration.  Except as expressly set forth herein, the parties hereto agree that any and all controversies, disputes or claims arising out of or in connection with this Agreement shall be solely and exclusively resolved in accordance with this Section 13.12 and not in any court of law or equity. The parties hereto shall first try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”) (such mediation session to be held in Dallas, Texas, and to commence within thirty (30) days after the appointment of the mediator by the AAA). If the controversy, claim or dispute cannot be settled by mediation, then by arbitration administered by the AAA under its Commercial Arbitration Rules (such arbitration to be held in Dallas, Texas before a single arbitrator mutually agreed upon by Seller and Buyer and to commence within thirty (30) days after the appointment of the arbitrator by the AAA), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, nothing herein shall limit Buyer’s rights to seek and obtain injunctive relief, specific performance or other equitable relief in any proceeding commenced in a federal or state court which may be brought to enforce any provision in Article XI hereof.

13.13.      Entire Agreement. This Agreement, the Preamble and all the Schedules attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

13.14.      Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

13.15.      No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

13.16.      Public Announcement. Seller and Partners acknowledge that Buyer intends to publicly announce the transactions contemplated herein, whether through a press release, a filing with the Securities and Exchange Commission, or some other form or medium selected by Buyer.

* * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER: PRESTON PLAZA SURGERY CENTER, LLP By: /s/ Gary White, MD	NOVAMED: NOVAMED ACQUISITION COMPANY, INC. By:/s/ Thomas S. Hall Thomas S. Hall, President
NOD: NOVAMED OF DALLAS, INC. By:/s/ Thomas S. Hall Thomas S. Hall, President
PARTNERS: CATARACT AND LASER CENTER PARTNERS, L.L.C., d/b/a Ambulatory Surgical Centers of America By: /s/ Luke Lambert	/s/ Gary W. White, MD Gary W. White, M.D.
/s/ Dean A. Cione, M.D. Dean A. Cione, M.D.	/s/ T. Al West, M.D. T. Al West, M.D.
/s/ Kenneth S. Dauber, M.D. Kenneth S. Dauber, M.D.	/s/ Randall L. Troop, M.D. Randall L. Troop, M.D.
/s/ Earl R. Lund, M.D. Earl R. Lund, M.D.	/s/ Purcell Smith, III, M.D. Purcell Smith, III, M.D.
/s/ John M. Crates, M.D. John M. Crates, M.D.	/s/ Jeffery T. Hamm, M.D. Jeffery T. Hamm, M.D.
/s/ John M. Moore, M.D. John M. Moore, M.D.	/s/ Mark L. Bailey, M.D. Mark L. Bailey, M.D.
/s/ Warrett Kennard, M.D. Warrett Kennard, M.D.	/s/ Duncan C. Ramsey, III, M.D. Duncan C. Ramsey, III, M.D.
/s/ Thomas C. Frank, M.D. Thomas C. Frank, M.D.	/s/ Steven L. Remer, M.D. Steven L. Remer, M.D.
/s/ George E. Joseph, M.D. George E. Joseph, M.D.	/s/ Jacqueline B. Co, M.D. Jacqueline B. Co, M.D.
/s/ Arnulfo Carrasco, M.D. Arnulfo Carrasco, M.D.

EXHIBITS

Exhibit 1	—	Physician Partners
Exhibit 1.1-1	—	Certificate of Limited Partnership
Exhibit 3.2	—	Wire Transfer Instructions
Exhibit 7.3(a)	—	Contribution Agreement
Exhibit 7.3(b)	—	Partnership Agreement
Exhibit 7.3(g)	—	Assignment of Partnership Interests
Exhibit 7.4(e)	—	Management Agreement

SCHEDULES*

Schedule 1.2(b)	—	Personal Property
Schedule 1.2(c)	—	Prepaid Business Expenses
Schedule 1.3(g)	—	Excluded Assets/Personal Effects
Schedule 1.4(a)	—	Accounts Payable
Schedule 1.4(b)	—	Accrued Liabilities
Schedule 2.3	—	Ownership
Schedule 4.1	—	Notifications and Approvals
Schedule 4.2	—	Liens and Encumbered Assets
Schedule 4.3	—	Approvals
Schedule 4.5	—	Financial Statements
Schedule 4.6	—	Liabilities
Schedule 4.9	—	Material Contracts/Assumed Contracts
Schedule 4.10	—	Leased Real Property
Schedule 4.11	—	Litigation
Schedule 4.12(b)	—	Licenses and Permits
Schedule 4.13	—	Transaction Not a Breach
Schedule 4.14	—	Conduct of Business
Schedule 4.16	—	Salaries
Schedule 4.17	—	Insurance
Schedule 4.19	—	Employee Benefit Plans
Schedule 4.20	—	Personnel Agreements
Schedule 4.22	—	Workers Compensation
Schedule 4.23(a)	—	Accounts Receivable
Schedule 6.2(a)	—	Continuing Employees
Schedule 11.2.1(I)	—	Ownership in Other Facilities
Schedule 11.2.1(II)	—	In-Office Procedure

* NovaMed, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

EXHIBIT 1

Physician Partners

Gary W. White, M.D.
Dean A. Cione, M.D.
T. Al West, M.D.
Kenneth S. Dauber, M.D.
Randall L. Troop, M.D.
Earl R. Lund, M.D.
Purcell Smith, III, M.D.
John M. Crates, M.D.
Jeffery T. Hamm, M.D.
John M. Moore, M.D.
Mark L. Bailey, M.D.
Warrett Kennard, M.D.
Duncan C. Ramsey, III, M.D.
Thomas C. Frank, M.D.
Steven L. Remer, M.D.
George E. Joseph, M.D.
Jacqueline B. Co, M.D.
Arnulfo Carrasco, M.D.